SCHEDULE 14A
                     SCHEDULE 14 INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant     [  ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12

Name of Registrant as Specified in Its Charter:

United Road Services, Inc.

Name of Person(s) Filing Proxy Statement:

URSI Independent Shareholders Committee

Payment of Filing Fee (check the appropriate box)

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(j)(2).

[X ] $500 per each party to the controversy pursuant to Exchange
Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-
6(i)(4) and 0-11.


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For release March 23, 2000

Preliminary Proxy Statement

URSI Independent Shareholders Committee
P.O. Box 60243
Nashville, TN  37206
Attn:  Mark Brooks
(615)227-4350 telephone
(615)227-4351 fax

Independent Shareholder Proxy Solicitation for 2000 Annual Meeting of
United Road Services, Inc.
May 3, 2000

     The URSI Independent Shareholders Committee ("Committee") furnishes this proxy statement in connection with its solicitation of proxies for the annual meeting of shareholders of United Road Services, Inc. ("URSI" or "Company"). Proxies solicited with this proxy statement will be used for the following purposes:

     1.  To elect independent candidates, Richard C. Knapp, Donna
J. Bookout-Coe and Howard C. Nolan, Jr. as directors to serve three-year terms expiring in 2003; and

     2. To vote upon a shareholder proposal to amend the corporate bylaws to give equal access to the Company's proxy card and proxy statement for all duly-nominated candidates for director.

Please complete, date, and sign the enclosed green proxy card and mail it in the envelope provided.

I.  KNAPP, NOLAN AND BOOKOUT-COE FOR DIRECTOR.

URSI shareholders have an opportunity this year to vote for two highly qualified candidates who will bring independent voices to our Company's Board of Directors. Donna J. Bookout-Coe and Howard C. Nolan, Jr. have not been nominated by the incumbent board, but by independent shareholders. Their candidacies give shareholders an opportunity to vote for candidates who are not allied with management.

URSI's performance has been marred by a series of misfortunes in the last year. The value of shareholders' stock has dropped precipitously, from $19.50 a share in February 1999 to as low as $1.75 in November 1999. The Company reported a net loss of $3.7 million for the third quarter of 1999 (a loss of $0.22 a share), and a year-to-date net loss of $1.2 million at the end of that quarter (a loss of $0.07 per share).

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As of September 30, 1999, the Company was in violation of various covenants in its credit facility related to the Company's performance. At that time, the Company had reclassified $50.7 million outstanding under the credit facility as a current liability in the Company's balance sheet.<FN1>

Company CEO Edward Sheehan was terminated in June 1999, and President and Chief Operating Officer Allan Pass "departed" the Company in January 2000. Donald Moorhead, Jr., appointed acting Chairman in the wake of Sheehan's termination, resigned from the Board last October.

Although the appointment of former Ryder Systems executive Gerald Riordan as the new CEO in October appears to be an encouraging development, we believe more needs to be done. While many factors have contributed to URSI's disappointing performance, one reason may have been that management and board members feel they are insulated from the shareholders. We believe this problem is exacerbated when past elections have involved no competition with management's handpicked Board candidates.

Except for the appointment of Mr. Riordan and the departures of Mssrs. Sheehan and Moorhead, the incumbent Board is made up of the same directors who presided over the Company's decline. We believe that the election of independent directors will contribute to better financial performance for the benefit of all shareholders.

  A.  INFORMATION ON THE INDEPENDENT NOMINEES

1.  DONNA J. BOOKOUT-COE:

Donna Bookout-Coe is the president and owner of Coe Consulting, which offers a full range of business and management consulting services for auto towing and other industries. She has been president and principal of this firm since October 1991.




<FN1>
--------------------------
The company announced in November 1999 that it had secured a temporary waiver of these defaults through February 29, 2000, but it has not yet announced the results of any negotiations with its bankers concerning any amendment to the credit facility or additional waivers of these defaults.

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From May 1978 until October 1991, Ms. Bookout-Coe was the
president, general manager, and owner of Highland Towing & Salvage Pool Service, Inc. in Bakersfield, California. Highland Towing was a full-service towing and insurance auto salvage auction company. Ms. Bookout-Coe sold this business in 1991.

Ms. Bookout-Coe was President of the California Tow Truck Association from 1987-89, and Vice President of the Towing and Recovery Association of America from 1990-97. She was named to the International Towing and Recovery Hall of Fame in 1993, as TRAA Tow Woman of the Year in 1992, and as California Tow Truck Association Member of the Year in 1987. She has published numerous articles concerning the towing industry in national publications, including Tow Times, American Towman, and National Towing News. She published a regular column in Tow Times magazine, "Making a Difference," from 1996 through 1998.

From February 1997 through October 1999, Ms. Bookout-Coe served in various capacities at RoadOne, Inc., a division of Miller Industries. Road One is a national consolidated auto towing and transport company. Ms. Bookout-Coe served as Regional Human Resources Manager for the Western Region of RoadOne from February 1997 until May 1999, and as a national instructional designer and trainer in the RoadOne's Education Department from May 1999 until October 1999.

Ms. Bookout-Coe has been a guest lecturer at the Stanford
University Graduate School of Business since 1995. She is 58 years of age and is a beneficial owner of 100 shares of URSI common stock (date of purchase: 3/3/2000).

2.  HOWARD C. NOLAN, JR.

Howard Nolan is an attorney and real estate developer. He is of counsel to the law firm of Cooper, Erving, Savage, Nolan & Heller, L.L.P. in Albany, New York. Mr. Nolan was a senior partner of this firm and its predecessors from 1963 until 1998. He retired as a senior partner in December 1998.

Mr. Nolan is also a general partner of Delaware Plaza Associates, L.L.C. and of Plattsburgh Associates, L.L.C. These businesses are engaged in real estate development and management.

Mr. Nolan is the personal representative of the State Comptroller to the State of New York Mortgage Agency (SONYMA) Board of
Trustees. From 1975-94, Mr. Nolan was a New York State Senator, representing the 42nd District. He was a member of the board of directors of First American Bank of New York from 1980-90.

Mr. Nolan is currently the President and a member of the Board of Directors of the New York Thoroughbred Breeders, Inc., a member of the New York State Thoroughbred Breeding and Development Fund Board, and a member of the Board of Directors of Breeders' Cup, Ltd. of Lexington, Kentucky. Mr. Nolan is the sole proprietor of Blue Sky Farm, L.L.C., a thoroughbred breeding and racing enterprise. He is 67 years of age and is a beneficial owner of 200 shares of URSI common stock (date of purchase: 3/8/00).

3.  RICHARD C. KNAPP

Mr. Knapp is an independent management consultant, and has assisted businesses in road transportation and other industries
with strategic planning and human resources since 1990.     His
business address is 440 E. Congress, Detroit, MI 48226. His residence address is 15425 Cedarwood Lane, Condo 201, Naples, FL 34110. He is 76 years of age and is a beneficial owner of 500 shares of URSI common stock (date of purchase: 3/10/2000).

Mr. Knapp was Chairman of the Board of Anchor Motor Freight, a wholly-owned subsidiary of Leaseway Transportation Corp., from approximately 1980 until his retirement in 1988. He worked in various capacities at Leaseway, a national motor freight transport company, for 34 years, including Executive Vice President over Leaseway's Auto Haul Division since approximately 1980. During his tenure at Leaseway and Anchor Motor Freight, the company became one of the largest automobile carriers in North America, serving auto manufacturers such as General Motors, Ford and Chrysler.

Mr. Knapp was a member of the Board of Directors of Hadley Auto Transport, an automobile carrier based in Richmond, California, from 1974 until 1992. Hadley is an auto carrier for Ford and other manufacturers, with revenues in excess of $100 million. From approximately 1991 until 1996, Mr. Knapp also served as Vice President of Joncon Inc., which operated an automobile unloading railway site in Detroit, Michigan.

Mr. Knapp has been an employer trustee for the American Maritime
Officers District 2A Pension Plan since February 1993. He has been the Chairman of the plan's Board of Trustees since 1996.


4.  ANALYSIS

These two candidates will bring an enormous wealth of experience to the URSI Board of Directors. Ms. Bookout-Coe has had years of experience in the auto towing and recovery industries, as an owner and operator of a towing business, as a consultant and writer, as a leader in industry trade associations, and as a human resources manager in a national towing and transport corporation.

Mr. Nolan's background, both as a successful businessman and as a legislative leader, will bring a unique perspective to the Board.
In particular, his past experience in the state legislature will benefit our Company as it continues to serve its numerous customers in the public sector.

These nominees have no arrangements or understandings with any person or organization concerning their nominations to the Board, nor any transactions with the Company.

We urge shareholders to vote for Knapp, Bookout-Coe, and Nolan as directors of Company.

II.  THE PROPOSAL FOR EQUAL ACCESS TO THE BALLOT

Shareholders are also being given an opportunity this year to vote on a change to the corporate bylaws which would grant equal access to the Company's proxy statement and proxy card for all duly-nominated candidates to the Board. The resolution calling for this bylaws amendment and a supporting statement have been submitted by David T. Weston, a shareholder of the Company, for inclusion in management's proxy statement.

The text of the proposed resolution provides:

"RESOLVED, that Article II, Section 2.12 of the Company's Bylaws be added to provide:

Section 2.12. Equal Access to Proxy Statement and Proxy Card. Management's proxy statement shall contain the same types and amounts of information about each duly-nominated candidate for director. Any and all proxy solicitation materials paid for by the Corporation, including oral solicitations, shall contain the same types and amounts of information about each duly-nominated candidate for director. Duly-nominated candidate for director' means any person who has been nominated as a candidate for director of the Corporation in accordance with the provisions of these Bylaws or the Certificate of Incorporation applicable to nomination of candidates for director, without regard to whether the person has been nominated by, or has been endorsed or approved by, the Board of Directors or any committee of the Board, or whether the person has been nominated by a stockholder."

Under the current procedure, only management's candidates are listed in the Company's proxy statement and card, even though the shareholders pay all of the expenses for management's proxy. We think this is fundamentally unfair.

Under this proposal, management would be required to include in its proxy statement and card the same types and amounts of information for all candidates who have been duly nominated under the Company's bylaws. Candidates nominated by the incumbent Board and candidates nominated by shareholders would have equal access to the Company's proxy. We believe this would be an importantadvance in corporate democracy.

We urge shareholders to vote FOR this proposal.

III. THE INCUMBENT DIRECTORS AND THE ROLE OF CHARTERHOUSE GROUP

Management's candidates up for election to the Board this year include Robert L. Berner, III, a managing director of Charterhouse Group International, and Grace M. Hawkins, president of a publishing company specializing in marketing for the transportation industry. Management has not informed us whom it may nominate to fill the vacancy created by the resignation of Mr. Moorhead.

Robert Berner is one of three representatives of Charterhouse Group on the URSI Board of Directors. Charterhouse is a venture capital firm based in New York City. The other two Charterhouse representatives, Merril M. Halpern and Michael S. Pfeffer, are serving terms expiring in 2001 and 2002, respectively. Charterhouse gained the right to nominate these representatives to the Board pursuant to an Investor's Agreement between URSI and Charterhouse dated November 19, 1998.

Although URSI has reported that an affiliate of Charterhouse beneficially owns 22% of the Company's stock, this stake consists entirely of shares issuable upon conversion of $75 million in subordinated debentures. Thus, Charterhouse's interest in the Company is one of a bondholder, rather than an equity investor.

We believe Charterhouse's right to nominate three directors to the Company's Board represents an undue amount of influence garnered from its role as a lender. Charterhouse's secured loan to the Company is simply not at risk in the same manner as a shareholder's equity investment.

Although the agreement with Charterhouse gives it the right to nominate candidates to the Board (including Mr. Berner), shareholders are not required to elect them. The URSI
Independent Shareholders Committee urges shareholders to vote instead for Donna Bookout-Coe and Howard Nolan.

IV.  VOTING PROCEDURES AND VOTING RIGHTS

We understand the Board of Directors has fixed the close of business on March 22, 2000 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the meeting and any adjournment thereof. Each holder of record of common stock on the record date is entitled to one vote for each share on every matter submitted to the meeting.

Under the Company's bylaws, election of a director requires the affirmative vote of a plurality of the shares entitled to vote and represented at the meeting. With respect to other matters submitted to a vote, approval requires the affirmative vote of a majority of the shares entitled to vote and represented at the meeting.

A shareholder who executes the enclosed proxy may revoke it any time before it is counted at the meeting. A proxy may be revoked either by a later-dated proxy, by voting in person at the meeting, or by delivering to the proxy holder or the Company's Secretary written notice of revocation prior to the date of the meeting. The Company's offices are at United Road Services, Inc., 17 Computer Drive West, Albany, NY 12205; telephone
(518)446-0676.

If you do not specifically instruct us otherwise, your shares will be voted FOR Knapp, Bookout-Coe and Nolan for election as directors, and FOR the shareholder resolution.
The Committee knows of no other business to be presented to the meeting, but if other matters do properly come before the meeting, your shares will not be voted thereon: the Committee seeks no discretionary voting authority. There is no assurance that Company nominees will agree to serve with the Committee's nominees if elected.

We incorporate herein by reference the discussion in the Company's 1999 proxy statement of voting requirements and outstanding securities. More current information will be contained in the Company's upcoming proxy statement. We will keep all cards we receive confidential until the meeting, at which point they must be presented to the Company's tabulator in order to be counted.

V.  INFORMATION CONCERNING THIS SOLICITATION

The participants in this solicitation are the URSI Independent Shareholders Committee and its members. The Committee is an unincorporated association of holders of URSI common stock. Its members currently are the three independent nominees, and PACE International Union ("PACE"). PACE owns 600 shares beneficially (date of purchase: 6/28/1999) and another 50 shares of record and beneficially (date of purchase: 1/26/2000). PACE is a labor organization representing approximately 320,000 employees in the paper, chemical, energy, and other industries throughout the U.S. and Canada. PACE does not represent any employees of URSI, and does not seek to represent any employees of the Company. PACE represents the hourly employees of Cellu Tissue Corporation, at that company's paper mills in Gouverneur, N.Y. and Menominee, Mich. Charterhouse is a significant investor in Cellu Tissue, and Berner and Halpern are Cellu Tissue directors. The National Labor Relations Board General Counsel has issued a complaint against Cellu Tissue charging that the company has illegally failed to bargain in good faith with PACE at the Gouverneur facility. General Counsel's complaint is pending before the NLRB.

The Committee expects to solicit proxies by mail, telephone, e-mail, fax, and/or personal interviews. The Committee will also request brokers, custodians, or other nominees to forward solicitation materials to beneficial owners of common stock, and such persons will be reimbursed for their out-of- pocket expenses. PACE will assist in solicitation of proxies through its counsel, Mark Brooks, and by bearing the cost of the solicitation. Regular employees of PACE may solicit proxies, for which they will receive no added compensation. PACE may also hire an independent solicitation firm. The Committee does not know the exact cost of solicitation at this time, but estimates it will be $10,000. Total expenditures to date have been approximately $500. Unlike management, the Committee and PACE will not seek reimbursement of solicitation costs from the Company.

VI. SUBMISSION OF SHAREHOLDER PROPOSALS

The deadline for shareholders to submit proposals for inclusion in the Company's proxy statement pursuant to Rule 14a-8 for the 2001 annual meeting will be approximately December 8, 2000. The exact deadline will appear in the Company upcoming proxy statement for this year's annual meeting.

PLEASE PROMPTLY COMPLETE, DATE, AND SIGN THE ENCLOSED GREEN PROXY
CARD AND MAIL IT IN THE ENVELOPE PROVIDED.

If your shares are held in the name of a broker, bank, or nominee, only it can sign a proxy card to vote your shares and only upon receipt of your specific instructions to do so. Accordingly, please contact the person responsible for your account and give him or her the appropriate instructions to execute the GREEN proxy card.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR
SHARES, PLEASE TELEPHONE MARK BROOKS AT (615) 227-4350.

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PROXY
SOLICITED BY URSI INDEPENDENT SHAREHOLDERS COMMITTEE for
ANNUAL MEETING OF URSI SHAREHOLDERS
May 3, 2000

FOR USE BY SHAREHOLDERS OF RECORD ONLY; DO NOT USE IF YOU OWN
THROUGH A BROKER, BANK OR OTHER NOMINEE (CONTACT US FOR HELP IN
GETTING A CARD FROM THEM)

     The undersigned shareholder hereby appoints as his proxies Richard Knapp, Mark Brooks, Donna Bookout-Coe and Howard Nolan, Jr.,with full power of substitution, to vote the stock owned by the undersigned at URSI's annual meeting in 2000, and at any adjournments thereof, on the matters set forth in the Proxy Statement. The undersigned hereby directs this proxy be voted in accordance with the instructions herein and grants no discretionary authority. If not marked otherwise, this proxy will be voted FOR the proposal and FOR election of these nominees.

I. ELECTION OF DIRECTORS:

A. Independent Committee nominees: Richard Knapp, Donna
Bookout-Coe & Howard
Nolan Jr.

[  ] FOR all nominees above except for ________________________

[  ] WITHHOLD from all above nominees

We recommend a vote FOR all above nominees.

     B. Company nominees:

     If you withhold authority from any of the above nominees but still wish to vote for a full slate of three candidates, write below the names of any Company nominees whom you also wish to vote for. Refer to the Company's proxy statement for information on the Company nominees (Robert Berner, Grace Hawkins and ______). There is no assurance these nominees will agree to serve with the Committee's nominees if elected.

     [  ] For the following Company nominees: ______________

     [  ] Withhold from all Company nominees

II. PROPOSAL TO GIVE EQUAL ACCESS TO THE COMPANY'S PROXY CARD AND
PROXY STATEMENT TO ALL DULY-NOMINATED CANDIDATES FOR DIRECTOR

     FOR [   ]   AGAINST [   ]     ABSTAIN [   ]

PLEASE DATE, SIGN AND PROMPTLY MAIL IN THE SELF-ADDRESSED
ENVELOPE.  PERSONS SIGNING IN REPRESENTATIVE CAPACITY SHOULD
INDICATE AS SUCH. IF SHARES ARE HELD JOINTLY, BOTH OWNERS SHOULD
SIGN.

SIGNATURE ________________________________   DATE ___________

PRINT NAME ________________________________

ADDRESS _____________________________________________________

___________________      ___________    __________________
ACCOUNT NO./SSN          # OF SHARES    TEL. NO./FAX NO.